Exhibit 99.1

CASCADE NATURAL GAS CORPORATION ANNOUNCES

FISCAL YEAR 2004 SECOND QUARTER AND YEAR-TO-DATE EARNINGS

For Immediate Release

Contact:	J. D. Wessling
Cascade Natural Gas Corporation
206/624-3900

April 19, 2004 [Seattle] — Cascade Natural Gas Corporation (NYSE: CGC) reported earnings of $8.5 million or $0.76 per share for the fiscal second quarter ended March 31, 2004, a 25% improvement over the $6.8 million or $0.62 per share for the second quarter ended March 31, 2003. Earnings were positively affected by cost controls and higher residential and commercial per-customer consumption. A fiscal year 2003 second quarter charge of $865,000 for claims arising out of the termination of gas supply contracts adversely burdened the earlier period. Earnings for the six-month period were $16.4 million or $1.47 per share, compared to $13.5 million or $1.22 per share for the six months ended March 31, 2003.

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Second Quarter Results

Total operating margins (revenue minus gas costs and revenue taxes) were up $2.5 million over the quarter ended March 31, 2003.

•                  Residential and commercial operating margin increased $2.7 million in the most recent quarter. Higher per-customer consumption attributable, in large part, to 10% colder temperatures accounted for $1.7 million of the increase. The addition of 9,014 more residential and commercial customers, a 4.3% growth rate, added $907,000.

•                  Distribution service margins from electric generation customers were down for the quarter $596,000 or 24%. The decline can be attributed to the slow economy dampening the demand for electricity.

•                  Operating margin from distribution services for industrial customers other than electric generators improved by $250,000.  Margin from gas management services and other was down by $620,000 (before a fiscal year 2003 contract termination charge of $865,000) due primarily to a decrease in gas sales margins and a decrease in the number of customers served from 61 to 40.

Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) was  $131,000 lower than in the quarter last year. Operating expense for the quarter was lower by $176,000. The major contributing factor was a reduction of benefits expense resulting from plan changes implemented in July of 2003.

Year-to-Date Results

Year-to-date operating margin was up $3.7 million over the fiscal 2003 six-month period. Residential and commercial margin contributed to the increase, with $2.3 million due to 6.3% higher per-customer consumption levels and $1.7 million due to the addition of customers. A $427,000 increase in industrial distribution margin and a $475,000 favorable mark-to-market valuation for a swap and cap supporting fixed price natural gas sales to a group of industrial customers was offset by decreased revenue from electric generation customers, gas management services, and other.

On a year-to-date basis, total cost of operations was lower than fiscal 2003 by $790,000. The favorable result stems from benefit expense savings partially offset by increases in labor expense, depreciation, and miscellaneous expense.

Capital Expenditures

Second quarter net capital expenditures were $9.7 million and for the six months expenditures were $19.9 million out of a total budget for the fiscal year of $35.0 million. The major expenditure continues to be the automated meter-reading project started in July of 2003. This year $6.8 million has been expended installing the new features on customer meters, and project-to-date expenditures have been $10.4 million of a total project budget of $16 million. It is expected the project will be completed during the quarter ending December 31, 2004.

Year-to-date results are on track to meet earlier released earnings expectations of $1.35 to $1.40 for full fiscal year 2004.

The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable May 14, 2004 to shareholders of record at the close of business April 30, 2004.

Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 215,000 customers in the states of Washington and Oregon.

Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy, consolidation in the energy industry, the failure or inability of key natural gas suppliers to honor their commitments, the capital-intensive nature of the Company’s business, regulatory issues, including the need for adequate and timely rate relief to recover increased capital and operating costs resulting from customer growth and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to “bypass” or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company’s service area.

Cascade Natural Gas Corporation

Financial Highlights -(Thousands, except per share amounts)

Second Quarter Fiscal 2004

	Fiscal Year 2004					Fiscal Year 2003
					Year					Year	Year
	Three Months Ended				to	Three Months Ended				Ended	to Date
	Dec 31	Mar 31	Jun 30	Sep 30	Date	Dec 31	Mar 31	Jun 30	Sep 30	Sep 30	Mar 31

Revensues	$104,884	$119,454			$224,339	$100,496	$109,286	$53,793	$39,180	$302,755	$209,782
Operating Margin	30,693	32,142			62,835	29,509	29,647	17,328	14,191	90,675	59,156
Cost of Operations	15,129	15,618			30,747	15,789	15,749	17,249	15,597	64,384	31,538

Operating Income (Loss)	15,564	16,524	0	0	32,088	13,720	13,898	79	(1,406)	26,291	27,618
Interest and Other	3,116	3,121			6,237	3,199	3,112	3,197	2,946	12,454	6,311
Income Taxes	4,543	4,892			9,436	3,840	3,937	(1,138)	(1,906)	4,733	7,777

Net Income (Loss)	$7,905	$8,511	$—	$—	$16,415	$6,681	$6,849	$(1,980)	$(2,446)	$9,104	$13,530

Common Shares Outstanding:
End of Period	11,181	11,210			11,210	11,045	11,071	11,101	11,132	11,132	11,071
Average	11,158	11,196			11,177	11,045	11,057	11,086	11,114	11,075	11,051

Earnings (Loss) Per Share
Basic	$0.71	$0.76			$1.47	$0.61	$0.62	$(0.18)	$(0.22)	$0.82	$1.22
Diluted	$0.71	$0.76			$1.47	$0.60	$0.62	$(0.18)	$(0.22)	$0.82	$1.22

Dividends Paid per share	$0.24	$0.24			$0.48	$0.24	$0.24	$0.24	$0.24	$0.96	$0.48

Capital Expenditures (net)	$10,216	$9,672			$19,888	$5,524	$5,254	$6,063	$10,852	$27,693	$10,778

Book Value Per Share	$10.61	$11.15			$11.15	$10.70	$11.10	$10.70	$10.11	$10.11	$11.10

Market Closing Price	$21.09	$21.79			$21.79	$20.00	$19.40	$19.10	$19.60	$19.60	$19.40

Active Customers (End of Period)	216	218			218	207	209	207	206	206	209

Gas Deliveries (Therms):
Residential & Commercial	86,070	96,038			182,109	79,638	84,967	37,465	20,741	222,811	164,605
Industrial & Other	260,887	223,894			484,780	260,369	252,025	176,667	250,041	939,102	512,394

Degree Days
5-Year Average	2,084	2,264			4,348	2,066	2,275	838	263	5,415	4,314
Actual	2,106	2,249			4,355	2,027	2,049	826	140	5,042	4,076

Colder (warmer) than 5-year avg.	1%	(1)%			0%	(2)%	(10)%	(1)%	(41)%	(7)%	(6)%